EXHIBIT 16

November 21, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 17, 2014, of Libbey Inc. and are in agreement with the statements contained in paragraphs two and three on page two therein. We have no basis to agree or disagree with other statements of the registrant contained herein.

/s/ Ernst & Young LLP